Exhibit 99.4

Offer to Exchange Up to 1,409,367 Shares of Common Stock
of
ADVANCE AUTO PARTS, INC.
for
Shares of Biglari Holdings Inc. Common Stock
by
BIGLARI HOLDINGS INC.
at an Exchange Ratio of One Share of Advance Auto Parts, Inc. Common Stock for
0.1179 Shares of Biglari Holdings Inc. Common Stock

Pursuant to the Prospectus dated April 30, 2010

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MAY 27, 2010, UNLESS THE OFFER IS EXTENDED.

April 30, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), to act as Information Agent in connection with Biglari Holdings’ offer to exchange up to 1,409,367 shares of common stock (the “Advance Shares”) of Advance Auto Parts, Inc., a Delaware corporation (“Advance”), at an exchange ratio of one Advance Share for 0.1179 shares of Biglari Holdings common stock, stated value $0.50 per share (the “Biglari Holdings Shares”), upon the terms and subject to the conditions set forth in Biglari Holdings’ Prospectus, dated April 30, 2010 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Advance Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Prospectus, Biglari Holdings is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

For your information and for forwarding to your clients for whom you hold Advance Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus;

2.	The Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.
The Notice of Guaranteed Delivery to be used to accept the Offer if Advance Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Exchange Agent”) prior to the expiration date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed prior to the expiration date;

4.
A form of letter which may be sent to your clients for whose accounts you hold Advance Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MAY 27, 2010, UNLESS THE OFFER IS EXTENDED.

Biglari Holdings will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) for soliciting tenders of Advance Shares pursuant to the Offer.  Biglari Holdings will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  Biglari Holdings will pay all stock transfer taxes applicable to its purchase of Advance Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.  If holders of Advance Shares wish to tender their shares, but it is impracticable for them to do so prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus.

In order to accept the Offer, a duly executed and properly completed original Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Prospectus) in connection with a book-entry delivery of Advance Shares, and any other required documents, should be sent to the Exchange Agent prior to the expiration date.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of the Prospectus.  You can also obtain additional copies of the Prospectus, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

MORROW & CO., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BIGLARI HOLDINGS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.